FIRST AMENDED AND RESTATED ADMINISTRATIVE AGREEMENT

RUSSELL INVESTMENTS EXCHANGE TRADED FUNDS

THIS FIRST AMENDED AND RESTATED ADMINISTRATIVE AGREEMENT dated this 18th day of May, 2026 (this “Agreement”), with an effective date as set forth in Section 7(A) below, between RUSSELL INVESTMENTS EXCHANGE TRADED FUNDS, a Delaware statutory trust hereinafter called the “Trust,” and RUSSELL INVESTMENTS FUND SERVICES, LLC, a Washington Limited Liability Company hereinafter called the “Administrator,” amends and restates in its entirety the Administrative Agreement dated February 25th, 2025.

WHEREAS, the Trust has been organized by and at the expense of a company affiliated with the Administrator and operates as an investment company of the “series” type registered under the Investment Company Act of 1940, as amended (“1940 Act”), for the purpose of investing and reinvesting its assets in portfolios of securities and other instruments, each of which has distinct investment objectives and policies (each distinct portfolio being referred to herein as a “Fund”), as set forth more fully in its Amended and Restated Declaration of Trust (the “Declaration of Trust”), its Bylaws and its Registration Statements under the 1940 Act and the Securities Act of 1933, all as may be amended and supplemented from time to time; and the Trust desires to avail itself of the services, information, assistance, and facilities of the Administrator and to have the Administrator perform for it various administrative and other services.

NOW, THEREFORE, the Trust and the Administrator agree as follows:

1.

Employment of the Administrator. The Trust hereby employs the Administrator to administer its business and administrative operations, subject to the direction of the Board of Trustees and the officers of the Trust, for the period, in the manner, and on the terms hereinafter set forth. The Administrator hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth. The Administrator shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust in any way.

2.

Obligations of and Services to be Provided by the Administrator. The Administrator undertakes to provide or cause to be provided the services hereinafter set forth and to assume the following obligations:

A.	Administrative Services.

(1)

The Administrator shall furnish to the Trust adequate (a) office space, which may be space within the offices of the Administrator or in such other place as may be agreed upon from time to time, (b) office furnishings, facilities, and equipment as may be reasonably required for administering the business and operations of the Trust, including (i) complying with the business trust, securities, and tax reporting

1

requirements of the United States and the various states in which the Trust does business, (ii) conducting correspondence and other communications with the Shareholders of the Trust, and (iii) maintaining or supervising the maintenance of all internal bookkeeping, accounting, and auditing services and records in connection with the Trust’s investment and business activities. The Trust agrees that its shareholder recordkeeping services, the computing of net asset value and the preparation of certain of its records required by Rule 31 under the 1940 Act are maintained by the Trust’s Transfer Agent, Custodian, and Money Managers, and that with respect to these records the Administrator’s obligations under this Section 2(A) are supervisory in nature.

(2)

The Administrator shall employ or provide and compensate the executive, administrative, secretarial, and clerical personnel necessary to supervise the provision of the services set forth in sub-paragraph 2(A)(l) and shall bear the expense of providing such services except as provided in Section 3 of this Agreement. The Administrator shall also compensate all officers’ and employees of the Trust who are officers or employees of the Administrator, or its affiliated companies.

B.	Provision of Information Necessary for Preparation of Securities Registration Statements, Amendments and Other Materials.

The Administrator will make available and provide financial, accounting, and statistical information required by the Trust for the preparation of registration statements, reports, and other documents required by federal and state securities laws, and with such information as the Trust may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the underwriting and distribution of the Trust’s shares.

C.	Other Obligations and Services.

The Administrator shall make available its officers and employees to the Board of Trustees and officers of the Trust for consultation and discussions regarding the administration of the Trust and its investment activities.

3.	Expenses of the Trust. It is understood that the Administrator shall not be responsible for any expenses of the Trust other than those expressly assumed by the Administrator herein.

4.	Activities and Affiliates of the Administrator.

A.

The services of the Administrator and its affiliated corporations to the Trust hereunder are not to be deemed exclusive, and the Administrator and any of its affiliates shall be free to render similar services to others.

B.

Subject to and in accordance with the Declaration of Trust and Bylaws of the Trust and to Section 10(a) of the 1940 Act, it is understood that Trustees, officers, agents, and shareholders of the Trust are or may be interested in the Administrator or its affiliates directors, agents, or shareholders of the Administrator or its affiliates; that directors, officers, agents, and shareholders of the Administrator or its affiliates are or may be interested in the Trust as Trustees, officers, agents, shareholders, or otherwise; that the Administrator or its affiliates may be interested in the Trust as shareholders or otherwise; and that the effect of any such interests shall be governed by said Declaration of Trust, Bylaws, and the 1940 Act.

5.	Compensation of the Administrator.

A.	The compensation of the Administrator shall be as set forth in Exhibit A (as amended from time to time).

6.	Liabilities of the Administrator.

A.

In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder or on the part of the Administrator or its corporate affiliates, the Administrator and its corporate affiliates shall not be subject to liability to the Trust or to any Shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding, or sale of any security or other instrument.

B.

No provision of this Agreement shall be construed to protect any, trustee or officer of the Trust, or the Administrator and its corporate affiliates, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

7.	Renewal and Termination.

A.	This Agreement shall become effective on the date the initial Fund is first offered for sale and shall continue in effect as to each Fund until it is terminated.

B.	This Agreement:

(a)

May at any time be terminated without the payment of any penalty either by vote of the Board of Trustees of the Trust or, as to any Fund, by vote of a majority of the outstanding voting securities of the Fund, on 60 days’ written notice to the Administrator;

(b)	Shall immediately terminate in the event of its assignment; and

(c)	May be terminated by the Administrator on 60 days’ written notice to the Trust.

C.

As used in this Section 7, the terms of “assignment”, “interested person” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth for any such terms in the 1940 Act.

D.	Any notice under this Agreement shall be given in writing addressed and delivered, or mailed postpaid, to the other party at any office of such party.

8.	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

9.

Reservation of Name. The parties hereto acknowledge that: (i) the Trust has been granted non-exclusive use of the name “Russell Investments,” subject to certain restrictions and limitations; and (ii) the Trust’s right to use the name may be withdrawn.

10.

Limitation of Liability. It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the Shareholders, Trustees, officers, employees, or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by the President of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.

11.

Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Delaware and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. The sole parties to this Agreement are the Trust and the Administrator and the Trust is the sole beneficiary of the Administrator’s services hereunder. The parties to this Agreement do not intend for this Agreement to benefit any third party, including without limitation a record owner or beneficial owner of the shares, that is not expressly identified as a party to this Agreement. The terms of this Agreement may be enforced solely by a party to this Agreement. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

12.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

RUSSELL INVESTMENTS EXCHANGE TRADED FUNDS

By:	/s/ Vernon Barback
Name:	Vernon Barback
Title:	President and Chief Executive Officer

RUSSELL INVESTMENTS FUND SERVICES, LLC

By:	/s/ Ross Erickson
Name:	Ross Erickson
Title:	President

Exhibit A

As consideration for the Administrator’s services to the Funds listed below (as amended from time to time), the Administrator shall receive from each of those Funds an annual administration fee, accrued daily at the rate of 1/365th of the applicable administration fee on each day and payable monthly. The applicable administration fee will be based upon total Fund average daily net assets as set forth below.

Funds	Fee in Basis Points
Russell Investments U.S. Small Cap Equity ETF
Russell Investments International Developed Equity ETF
Russell Investments Global Equity ETF	4.8
Russell Investments Emerging Markets Equity ETF
Russell Investments Global Infrastructure ETF
Russell Investments Global Real Estate ETF
Russell Investments Core Plus Bond ETF